                                                                   Exhibit 3(i)




                        MERITAGE HOSPITALITY GROUP INC.
                           ARTICLES OF INCORPORATION

                                   ARTICLE I

The name of the corporation is Meritage Hospitality Group Inc.

                                   ARTICLE II

The purpose or purposes for which the corporation is organized is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

                                  ARTICLE III

The total authorized capital stock is:

         Common Shares:    30,000,000   Par Value Per Share $0.01
1.
         Preferred Shares:  5,000,000   Par Value Per Share $0.01

and/or shares without par value as follows:

         Common Shares     0    Stated Value Per Share $0
2.
         Preferred Shares  0    Stated Value Per Share $0

3. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows: Authority is hereby expressly reserved and granted to the Board of Directors of this Corporation to determine in the resolution or resolutions providing for the issuance of Common Stock and/or Preferred Stock the voting powers, designations, preferences and relative participating, operational or other special rights, qualifications, limitations or restrictions thereof which shall be incident to the ownership of shares of such Common Stock and Preferred Stock.

                                   ARTICLE IV

1.  The address of the registered office is:

                                  40 Pearl Street, N.W., Suite 900
                                  Grand Rapids, Michigan 49503

2.  The mailing address of the registered office if different than above:

                                     (same)

3.  The name of the resident agent at the registered office is:   Christopher
      B. Hewett

                                   ARTICLE V

The name and address of the incorporator is as follows:

                                  Donald W. Reynolds
                                  940 W. Savidge
                                  Spring Lake, MI 49456

                                   ARTICLE VI

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

                                  ARTICLE VII

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

                                  ARTICLE VIII

The Corporation shall be, and is hereby declared to be, subject to the provisions of Chapter 7a of the Business Corporation Act of the State of Michigan, as enacted through the adoption of Act No. 115 of the Public Acts of the State of Michigan of 1984. The requirements therein provided and made applicable with respect to the Corporation shall be in addition to all other requirements of law and other provision of the Articles of Incorporation, or any thereto.

                        MERITAGE HOSPITALITY GROUP INC.
           CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION


1. The present name of the corporation is:  Thomas Edison Inns, Inc.

2. The corporation identification number (CID) assigned by the Bureau is:
   304-905

3. The location of its registered office is 40 Pearl Street, N.W., Suite 900
                                            Grand Rapids, MI  49503

4. Article I of the Articles of Incorporation is hereby amended to read as follows:

   The name of the corporation is Meritage Hospitality Group Inc.

5. The foregoing amendment to the Articles of Incorporation was duly adopted on May 21, 1996, to be effective for all purposes on May 21, 1996. The amendment was duly adopted in accordance with Section 611(2) of the Act by the vote of the shareholders. The necessary votes were cast in favor of the amendment.

                             Signed this 21st day of May, 1996



                             By: /s/ Christopher B. Hewett
                                 ----------------------------------
                                 Christopher B. Hewett, President